Exhibit 99.1

GETTY IMAGES REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND

FULL YEAR OF 2003

Global Market Leader Ends Milestone Year with Great Momentum;

Exceeds Half a Billion Dollars of Annual Revenue and Produces More Than $100 Million of Operating Income

SEATTLE, February 5, 2004 – Getty Images, Inc. (NYSE:GYI), the world’s leading imagery company, today reported results for the fourth quarter and year ended December 31, 2003.

Quarterly Highlights

•	Revenue grew 14 percent

•	Reported earnings per diluted share increased to $0.48 from $0.13

•	Exclusive of a credit to income tax expense of $0.18 per diluted share, earnings per diluted share increased to $0.30 from $0.13

For the fourth quarter, revenue grew 14.2 percent to $134.4 million, compared to $117.7 million in the fourth quarter of 2002, and included a 6.7 percent benefit from foreign currency translation. Operating income for the fourth quarter of 2003 grew 86.7 percent to $28.4 million, or 21.1 percent of revenue, compared to $15.2 million, or 12.9 percent of revenue, in the same quarter last year.

Net income was $28.2 million, or $0.48 per diluted share, compared to $7.5 million, or $0.13 per diluted share, for the fourth quarter of 2002. As previously announced, results for the fourth quarter of 2003 included a credit to income tax expense of $10.2 million, or $0.18 per share, to reflect a reduction in the balance of the valuation allowance on deferred tax assets. In the fourth quarter, the company reevaluated its deferred tax assets based on estimates of taxable income for future periods. As a result of this evaluation, the company determined that taxable income for future periods will likely be sufficient to use more of the deferred tax asset than the net balance, and therefore reduced the valuation allowance. Excluding the effect of the reduction in the valuation allowance, fourth quarter net income totaled $17.9 million and diluted EPS was $0.30.

“The record results we achieved in the fourth quarter culminate a year of very strong financial performance for the company,” said Jonathan Klein, Getty Images’ co-founder and CEO. “In 2003, we reached a number of key milestones, including exceeding half a billion dollars in sales, producing $100 million in operating income and achieving an operating margin of 20 percent. In the fourth quarter, we began to see signs of recovery in the market for visual content which, in addition to our planned industry sector and geographical expansion, is expected to drive continued solid revenue and earnings growth in the year ahead.”

Full Year Highlights

•	Revenue grew 13 percent

•	Reported earnings per diluted share increased to $1.11 from $0.39

•	Exclusive of a credit to income tax expense of $0.20 per diluted share and debt extinguishment costs of $0.12 per diluted share, earnings per diluted share increased to $1.04 from $0.39

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Getty Images, Inc.

Fourth Quarter and Full Year 2003 Financial Results

For 2003, revenue grew 13.0 percent to $523.2 million compared to $463.0 million in the prior year, and included a 6.4 percent benefit from foreign currency translation. Operating income for the full year of 2003 rose 109 percent to $103.3 million, or 19.7 percent of revenue.

For 2003, net income was $64.0 million, or $1.11 per diluted share, compared to $21.5 million, or $0.39 per diluted share. Results for the year included the $10.2 million credit to income tax expense, equating to $0.20 per diluted share on a full-year basis. In addition, annual results included debt extinguishment costs of $11.8 million, or $0.12 per diluted share, related to the redemption on July 10 of $250 million of 5 percent convertible notes at par plus a premium of 2.9 percent, as well as the unamortized debt issuance costs on these notes. Excluding the effect of the credit to income tax expense and the debt extinguishment costs, for 2003 net income totaled $61.0 million, or $1.04 per share.

Cash and short-term investment balances were $307.6 million at December 31, 2003, up from $116.8 million at December 31, 2002.

For 2003, net cash provided by operating activities was $158.1 million, compared to $105.5 million for 2002. The acquisition of property and equipment was $35.3 million for 2003, compared to $39.5 million for 2002.

Business Outlook

The following forward-looking statements reflect Getty Images’ expectations as of February 5, 2004. The company intends to continue its practice of not updating forward-looking statements until the next quarterly results announcement, other than in publicly available statements.

For the first quarter of 2004, the company expects to report revenue in the range of $141 million to $146 million and earnings per diluted share of $0.33 to $0.36.

For 2004, the company expects revenue in the range of $560 million to $580 million and earnings per diluted share of $1.35 to $1.50.

Webcast information

The company will host a conference call today at 2:00 pm PT. The dial-in number is 800.289.0468 (North America) or 913.981.5517 (international), confirmation number 556368. There will be a live webcast of the conference call, which can be accessed from the Investors page in the About Us section of the Getty Images Web site at www.gettyimages.com. The company will also provide a replay of the conference call at 888.203.1112 (North America) or 719.457.0820 (international), confirmation number 556368, until February 7, at 9:00 pm PT. The webcast will be archived on the Getty Images Web site and will be available until February 5, 2005.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These risks and uncertainties include, among others, the risks associated with changes in the economic, political, competitive and technological environments, and the risks associated with system security and service

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Getty Images, Inc.

Fourth Quarter and Full Year 2003 Financial Results

interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Form 10-Q for the quarter ended September 30, 2003, and Annual Report on Form 10-K for the year ended December 31, 2002. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

About Getty Images

Getty Images is the world’s leading imagery company, creating and providing the largest and most relevant collection of still and moving images to communication professionals around the globe. From sports and news photography to archival and contemporary imagery, Getty Images’ products are found each day in newspapers, magazines, advertising, films, television, books and Web sites. Getty Images’ Web site, www.gettyimages.com, is the first place customers turn to search, purchase and download powerful imagery. Seattle-headquartered Getty Images is a global company, and has customers in more than 50 countries.

Contacts:

Investors:	Media:
Kira Bacon	Deb Trevino
Vice President, Investor Relations	Senior Vice President, Communications
206.925.6448	206.925.6474
kira.bacon@gettyimages.com	deb.trevino@gettyimages.com

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Getty Images, Inc.

Fourth Quarter and Full Year 2003 Financial Results

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		YEARS ENDED DECEMBER 31,
(In thousands, except per share amounts)	2003	2002	2003	2002
Revenue	$134,383	$117,671	$523,196	$463,011
Cost of sales	37,643	34,545	148,343	128,080

Gross profit	96,740	83,126	374,853	334,931

Selling, general and administrative expenses	53,308	51,533	210,011	208,450
Depreciation	13,785	14,877	57,348	61,014
Amortization	1,054	1,310	4,052	14,999
Other operating expenses	190	194	173	1,043

Operating expenses	68,337	67,914	271,584	285,506

Income from operations	28,403	15,212	103,269	49,425
Debt extinguishment costs	—	—	(11,777)	—
Interest expense	(909)	(3,704)	(9,765)	(15,364)
Interest income	1,180	523	4,102	1,600
Exchange gains, net	474	589	2,142	445
Other expenses, net	(215)	(28)	(255)	(19)

Income before income taxes	28,933	12,592	87,716	36,087
Income tax expense	(754)	(5,093)	(23,699)	(14,619)

Net income	$28,179	$7,499	$64,017	$21,468

Earnings per share
Basic	$0.50	$0.14	$1.16	$0.40
Diluted	$0.48	$0.13	$1.11	$0.39

Shares used in computing earnings per share
Basic	56,711	53,716	55,412	53,084
Diluted	58,836	56,162	57,496	55,455

Getty Images, Inc.

Fourth Quarter and Full Year 2003 Financial Results

CONSOLIDATED BALANCE SHEETS

(unaudited)

DECEMBER 31,	2003	2002
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$140,058	$76,105
Short-term investments	167,525	40,698
Accounts receivable, net	75,781	73,006
Inventories	497	1,615
Prepaid expenses	9,693	6,925
Deferred income taxes, net	13,206	11,147
Other current assets	749	3,493

Total current assets	407,509	212,989
Property and equipment, net	123,268	140,666
Goodwill	603,024	603,011
Identifiable intangible assets, net	16,615	18,606
Deferred income taxes, net	62,567	44,911
Other long-term assets	11,101	4,872

Total assets	$1,224,084	$1,025,055

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$64,454	$56,207
Accrued expenses	42,459	46,770
Income taxes payable	8,170	8,101

Total current liabilities	115,083	111,078
Long-term debt	265,011	244,739
Other long-term liabilities	8,184	1,285

Total liabilities	388,278	357,102

Stockholders’ equity
Preferred stock	—	—
Common stock	573	539
Exchangeable preferred stock	—	—
Additional paid-in capital	1,098,371	1,007,015
Unearned compensation	(570)	(906)
Accumulated deficit	(275,253)	(339,270)
Accumulated other comprehensive income	12,685	575

Total stockholders’ equity	835,806	667,953

Total liabilities and stockholders’ equity	$1,224,084	$1,025,055

Getty Images, Inc.

Fourth Quarter and Full Year 2003 Financial Results

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

YEARS ENDED DECEMBER 31,	2003	2002
(In thousands)
Cash flows from operating activities
Net income	$64,017	$21,468
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	57,348	61,014
Deferred income taxes, net	20,569	10,611
Debt extinguishment costs	11,777	—
Reversal of deferred tax asset valuation allowance related to net operating losses	(10,249)	—
Bad debt expense	4,058	6,369
Amortization	4,052	14,999
Amortization of debt issuance costs	1,837	1,927
Other items	1,359	(107)
Change in assets and liabilities, net of effects of business acquisitions
Accounts receivable	(914)	(4,892)
Accounts payable	2,585	3,553
Accrued expenses	(6,979)	(6,547)
Income taxes payable, current and long-term	3,314	(5,834)
Other	5,280	2,937

Net cash provided by operating activities	158,054	105,498

Cash flows from investing activities
Acquisition of available-for-sale investments	(158,636)	—
Acquisition of property and equipment	(35,347)	(39,514)
Proceeds from the maturity of held-to-maturity investments	20,388	7,192
Proceeds from the sale of available-for-sale investments	10,898	—
Acquisition of businesses, net of cash acquired	(5,496)	—
Proceeds from the disposition of assets	300	1,127
Acquisition of identifiable intangible assets	(56)	(1,538)
Acquisition of held-to-maturity investments	—	(47,865)
Other	65	65

Net cash used in investing activities	(167,884)	(80,533)

Cash flows from financing activities
Proceeds from the issuance of long-term debt	265,000	15,000
Repayment of debt	(250,000)	(35,103)
Proceeds from the issuance of common stock	70,866	23,914
Debt issuance costs	(7,965)	(714)
Payment of debt premium	(7,142)	—

Net cash provided by financing activities	70,759	3,097

Effects of exchange rate differences	3,024	1,870

Net increase in cash and cash equivalents	63,953	29,932
Cash and cash equivalents
beginning of year	76,105	46,173

end of year	$140,058	$76,105